Exhibit 5.1

VALERO ENERGY CORPORATION	J. Stephen Gilbert
Secretary and Disclosure
and Compliance Officer

March 25, 2019

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

I am Secretary and Disclosure and Compliance Officer of Valero Energy Corporation, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with its offering of $1,000,000,000 aggregate principal amount of 4.000% Senior Notes due 2029 (the “Notes”), which it is offering under the Registration Statement on Form S-3 (Registration No. 333-224993) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale from time to time by the Company of unsecured senior debt securities under Rule 415 of the Securities Act.

The Notes have been issued pursuant to the Indenture dated as of March 10, 2015 between the Company and U.S. Bank National Association, as Trustee (the “Senior Indenture”).

In furnishing this opinion, I or members of my staff have examined, among other agreements, instruments and documents, and relied without investigation as to matters of fact upon, copies of the restated certificate of incorporation, as amended to date, and the amended and restated by-laws of the Company; the Senior Indenture; the Registration Statement and its exhibits; the prospectus included in the Registration Statement; the prospectus supplement dated March 21, 2019 and filed with the Commission on March 21, 2019 under Rule 424(b)(5) of the Securities Act (the “Prospectus”); the Underwriting Agreement, dated March 21, 2019, among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and MUFG Securities Americas Inc., as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”); the resolutions of the Board of Directors of the Company; corporate records of the Company, including minute books of the Company; certificates of public officials and of representatives of the Company; statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed: (a) the genuineness of all signatures on all documents examined by me and (b) the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Valero Energy Corporation

March 25, 2019

Based upon, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2. The Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

The opinions set forth above are limited in all respects to matters of Texas law, the General Corporation Law of the State of Delaware and the federal laws of the United States, in each instance as currently in effect, and in each case, exclusive of municipal, local and county ordinances, laws, rules and regulations. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof. Additionally, I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ J. Stephen Gilbert